                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   ----------

                                  SCHEDULE 13G
                                (Amendment No. 3)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                               Pactiv Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    695257105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

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CUSIP No. 695257105                 13G/A                     Page 2 of 12 Pages
-------------------                                           ------------------

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1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Highfields Capital Management LP

-------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)    |_|

                                                              (b)    |_|
-------------------------------------------------------------------------------

3.        SEC USE ONLY
-------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION


                   Delaware
--------------------------------------------------------------------------------

      NUMBER OF              5.      SOLE VOTING POWER          7,321,501
       SHARES
    BENEFICIALLY             --------------------------------------------------
      OWNED BY
   EACH REPORTING            6.      SHARED VOTING POWER        --0--
    PERSON WITH              --------------------------------------------------

                             7.      SOLE DISPOSITIVE POWER     7,321,501
                             --------------------------------------------------

                             8.      SHARED DISPOSITIVE POWER   --0--

--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   7,321,501

-------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        |_|
          CERTAIN SHARES

-------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.6%

-------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

                   PN

-------------------------------------------------------------------------------

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CUSIP No. 695257105                 13G/A                     Page 3 of 12 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Highfields GP LLC

-------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |_|

                                                                    (b)  |_|
-------------------------------------------------------------------------------

3.        SEC USE ONLY

-------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware

--------------------------------------------------------------------------------

       NUMBER OF
                              5.     SOLE VOTING POWER   7,321,501
        SHARES               --------------------------------------------------

     BENEFICIALLY             6.     SHARED VOTING POWER   --0--
                             --------------------------------------------------
      OWNED BY
                              7.     SOLE DISPOSITIVE POWER   7,321,501
    EACH REPORTING           --------------------------------------------------

     PERSON WITH              8.     SHARED DISPOSITIVE POWER   --0--
--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   7,321,501

-------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          |_|
          CERTAIN SHARES

-------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.6%

-------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

                   OO

-------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 695257105                 13G/A                     Page 4 of 12 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Jonathon S. Jacobson
-------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|

                                                                     (b)  |_|
-------------------------------------------------------------------------------

3.        SEC USE ONLY

-------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------


        NUMBER OF            5.      SOLE VOTING POWER          7,321,501
         SHARES
      BENEFICIALLY           --------------------------------------------------
        OWNED BY
     EACH REPORTING          6.      SHARED VOTING POWER        --0--
      PERSON WITH
                             --------------------------------------------------

                             7.      SOLE DISPOSITIVE POWER     7,321,501

                             --------------------------------------------------

                             8.      SHARED DISPOSITIVE POWER   --0--

--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   7,321,501

-------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                               |_|

-------------------------------------------------------------------------------


11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.6%

-------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

                   IN

-------------------------------------------------------------------------------

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-------------------                                           ------------------
CUSIP No. 695257105                 13G/A                     Page 5 of 12 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------

1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Richard L. Grubman
-------------------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)    |_|

                                                                   (b)    |_|

-------------------------------------------------------------------------------

3.        SEC USE ONLY

-------------------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States

--------------------------------------------------------------------------------

        NUMBER OF
         SHARES              5.      SOLE VOTING POWER         7,321,501
      BENEFICIALLY
       OWNED BY              --------------------------------------------------
     EACH REPORTING
      PERSON WITH            6.      SHARED VOTING POWER       --0--

                             --------------------------------------------------

                             7.      SOLE DISPOSITIVE POWER    7,321,501

                             --------------------------------------------------

                             8.      SHARED DISPOSITIVE POWER  --0--

--------------------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   7,321,501

-------------------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                             |_|

-------------------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   4.6%

-------------------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON

                   IN

-------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 695257105                13G/A                      Page 6 of 12 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------

1.      NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Highfields Capital Ltd.

-------------------------------------------------------------------------------

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |_|

                                                                 (b) |_|
-------------------------------------------------------------------------------

3.      SEC USE ONLY

-------------------------------------------------------------------------------

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands

-------------------------------------------------------------------------------

     NUMBER OF                5.      SOLE VOTING POWER   4,995,512
      SHARES
   BENEFICIALLY               --------------------------------------------------
     OWNED BY
      EACH                    6.      SHARED VOTING POWER   --0--
    REPORTING
   PERSON WITH                --------------------------------------------------

                              7.      SOLE DISPOSITIVE POWER   4,995,512

                              --------------------------------------------------

                              8.      SHARED DISPOSITIVE POWER  --0--

-------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,995,512

-------------------------------------------------------------------------------

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES                                             |_|

-------------------------------------------------------------------------------

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.1%

-------------------------------------------------------------------------------

12.    TYPE OF REPORTING PERSON

                    OO

-------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 695257105                13G/A                      Page 7 of 12 Pages
-------------------                                           ------------------

Item 1(a).        Name of Issuer:

                  Pactiv Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1900 West Field Court, Lake Forest, IL 60045

Item 2(a).        Name of Person Filing:

                  This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

                  (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

                  (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

                  (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

                  (iv)    Richard L. Grubman, a Managing Member of Highfields
                          GP.

                  This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, with respect to the shares of common stock of the Issuer owned by Highfields Capital Ltd. (which shares of common stock are also included in the filings for Highfields Capital Management, Highfields GP, Mr. Jacobson and
                  Mr. Grubman).

                  Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
                  c/o Highfields Capital Management LP
                  200 Clarendon Street
                  Boston, Massachusetts 02116

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CUSIP No. 695257105                   13G/A                   Page 8 of 12 Pages
-------------------                                           ------------------

                  Address for Highfields Capital Ltd.:
                  c/o Goldman Sachs (Cayman) Trust, Limited
                  Harbour Centre, Second Floor
                  George Town, Grand Cayman
                  Cayman Islands

Item 2(c).        Citizenship:

                  Highfields Capital Management - Delaware
                  Highfields GP - Delaware
                  Jonathon S. Jacobson - United States
                  Richard L. Grubman - United States
                  Highfields Capital Ltd. - Cayman Islands

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  695257105

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a)   |_|  Broker or dealer registered under Section 15 of the
                             Exchange Act.

                  (b)   |_|  Bank as defined in Section 3(a)(6) of the Exchange
                             Act.

                  (c)   |_|  Insurance company as defined in Section 3(a)(19) of
                             the Exchange Act.

                  (d)   |_|  Investment company registered under Section 8 of
                             the Investment Company Act.

                  (e)   |_|  An investment adviser in accordance with Rule
                             13d-1(b)(1)(ii)(E);

                  (f)   |_|  An employee benefit plan or endowment fund in
                             accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)   |_|  A parent holding company or control person in
                             accordance with Rule 13d-1(b)(1)(ii)(G);

-------------------                                           ------------------
CUSIP No. 695257105             13G/A                         Page 9 of 12 Pages
-------------------                                           ------------------

                  (h)   |_|  A savings association as defined in Section 3(b) of
                             the Federal Deposit Insurance Act;

                  (i)   |_|  A church plan that is excluded from the definition
                             of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)   |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

                  For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

                  (a)      Amount beneficially owned:

                           7,321,501 shares of Common Stock

                  (b)      Percent of class:

                           4.6%

                  (c)      Number of shares as to which such person has:

                           (i)     Sole power to vote or to direct the
                                   vote 7,321,501

                           (ii)    Shared power to vote or to direct the vote
                                   --0--

                           (iii) Sole power to dispose or to direct the disposition of 7,321,501

                           (iv) Shared power to dispose or to direct the disposition of --0--

                  For Highfields Capital Ltd.:

                  (a)      Amount beneficially owned:

                           4,995,512 shares of Common Stock

                  (b)      Percent of class:

                           3.1%

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CUSIP No. 695257105                  13G/A                 Page 10 of 12 Pages
-------------------                                        -------------------

                  (c)      Number of shares as to which such person has:

                           (i)     Sole power to vote or to direct the vote
                                   4,995,512

                           (ii)    Shared power to vote or to direct the vote
                                   --0--

                           (iii) Sole power to dispose or to direct the disposition of 4,995,512

                           (iv) Shared power to dispose or to direct the disposition of --0--

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 695257105                  13G/A                   Page 11 of 12 Pages
-------------------                                          -------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                          February 14, 2002
                          -----------------
                                Date

                          HIGHFIELDS CAPITAL MANAGEMENT LP

                          By: Highfields GP LLC, its General Partner

                          /s/ Kenneth H. Colburn
                          -----------------------------------------------------
                                            Signature

                          Kenneth H. Colburn, Authorized Signatory
                          -----------------------------------------------------
                                            Name/Title


                          HIGHFIELDS GP LLC

                          /s/ Kenneth H. Colburn
                          -----------------------------------------------------
                                            Signature

                          Kenneth H. Colburn, Authorized Signatory
                          -----------------------------------------------------
                                            Name/Title


                          JONATHON S. JACOBSON

                          /s/ Kenneth H. Colburn
                          -----------------------------------------------------
                                            Signature

                          Kenneth H. Colburn, Attorney-in-Fact
                          -----------------------------------------------------
                                            Name/Title


                          RICHARD L. GRUBMAN

                          /s/ Kenneth H. Colburn
                          -----------------------------------------------------
                                            Signature

                          Kenneth H. Colburn, Attorney-in-Fact
                          -----------------------------------------------------
                                            Name/Title

-------------------                                          -------------------
CUSIP No. 695257105               13G/A                      Page 12 of 12 Pages
-------------------                                          -------------------


                          HIGHFIELDS CAPITAL LTD.

                          By:      Highfields Capital Management LP,
                                   its Investment Manager

                          By:      Highfields GP LLC,
                                   its General Partner


                          /s/ Kenneth H. Colburn
                          -----------------------------------------------------
                                            Signature

                          Kenneth H. Colburn, Authorized Signatory
                          -----------------------------------------------------
                                            Name/Title